Exhibit 10.81

November 12, 2008

Tony Gaughan

Dear Tony:

This Separation Agreement (the “Agreement”) sets forth the terms of your separation from employment with Rackable Systems, Inc. (the “Company”).

1. EMPLOYMENT STATUS AND FINAL PAYMENTS.

(a) Separation Date. Your last day of work with the Company and your employment termination date will be November 12, 2008 (the “Separation Date”). As of the Separation Date, your salary will cease, and any entitlement you have or might have under any Company-provided benefit plan, program, contract or practice (each a “Benefit Program”) will terminate, except (i) as required by the terms of an applicable Benefit Program or any applicable federal or state law, or (ii) as otherwise described below.

(b) Accrued Salary and PTO. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (PTO) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

(c) Expense Reimbursements. You shall submit expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date by November 12, 2008. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices, within fifteen (15) business days after the submission of your expense report.

2. SEVERANCE BENEFITS. The Company shall provide the following sole severance benefits (the “Severance Benefits”), if you timely sign, date and return this fully executed Agreement to the Company, and allow the releases contained herein to become effective (as defined in Section 13:

(a) Base Salary. The Company shall provide as severance, the equivalent of nine months of your base salary, subject to standard payroll deductions and withholdings (“Severance”). The Severance Payments will be paid on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date after the Effective Date of this Agreement as defined in paragraph 13 below, provided you have fulfilled your obligation to return Company property under Paragraph 5 of this Agreement. The Company’s obligation to continue Severance payments ceases immediately if you become employed through a new employer at any time within nine (9) months after the Separation Date. You must promptly notify the Company if you become employed through a new employer.

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws on or after the Separation Date. Although the Company is not otherwise obligated to do so, if you timely elect to continue group health coverage after the Separation Date pursuant to COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your group health coverage at its current level (including dependant coverage, if applicable) for a maximum of nine (9) months following the Separation Date; provided, however, that the Company’s obligation to reimburse your monthly premium payments ceases immediately if you become eligible for group health insurance coverage through a new employer at any time within nine (9) months after the Separation Date. You must promptly notify the Company if you become eligible for group health insurance coverage through a new employer.

(b) Classification of Employment Termination. For purposes of eligibility for California Unemployment Insurance Benefits only, the Company will consider the termination of your employment to be involuntary, resulting from the Company’s decision to eliminate your employment position. The Company will not contest your right to seek California Unemployment Insurance Benefits.

3. EQUITY. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options and restricted stock awards/units ceased as of November 12, 2008. Your right to exercise any vested options or shares, and all other rights and obligations with respect to your stock options(s) and restricted stock awards, will be as set forth in your stock option agreement, grant notice, restricted stock purchase agreement, and applicable plan documents.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance (including any severance pursuant to your Employment Agreement, Employment Agreement Restatement & Amendment #1 or Rackable Systems, Inc. Executive Change in Control Severance Benefit Plan (the “Severance Plan”)), or any other benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

5. RETURN OF COMPANY PROPERTY. By November 12, 2008, You agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by November 12, 2008, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.

6. PROPRIETARY INFORMATION OBLIGATIONS. You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials (including, but not limited to, sales and marketing information, customer information, product and manufacturing information, financial information, personnel and compensation information, and operational and training information). Additionally, you reaffirm your obligation to comply with the Employee Proprietary Information and Inventions Agreement (the “PIIA”) you previously signed (attached hereto as Exhibit A).

8. NONDISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, and the Company (through its officers and directors) agrees not to disparage you, in any manner likely to be harmful to his/its business, business reputation, or personal reputation; provided that you and Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. COOPERATION AND ASSISTANCE. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

10. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employee, contractor or consultant.

12. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

13. ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Human Resource Director); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

14. SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

15. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

17. MISCELLANEOUS. This Agreement, including Exhibit A (the PIIA), constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises or representations regarding severance benefits contained in the Severance Plan or any compensation or benefits contained in the Retention Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the Company’s Vice President of Human Resources. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.

We wish you the best in your future endeavors.

Sincerely,

RACKABLE SYSTEMS, INC.

By:	/s/ MARK J. BARRENECHEA
Mark Barrenechea, President & CEO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ TONY GAUGHAN
Tony Gaughan

November 14, 2008
Date

EXHIBIT A – PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

Date:	November 10, 2008

/s/ Tony Gaughan
Signature

Tony Gaughan
Printed Name